EXHIBIT 99.6
CONSENT OF PROSPECTIVE DIRECTOR
     In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Biovail Corporation (“Biovail”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Biovail upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 20, 2010, among Valeant Pharmaceuticals International, Biovail, Biovail Americas Corp. and Beach Merger Corp.), and to the filing of this consent as an exhibit to this Registration Statement.

By:	/s/ Robert A. Ingram
Robert A. Ingram

Date: August 10, 2010